Exhibit 99.1

News Release

Contact:	Paul Laikind, Ph.D.
Metabasis Therapeutics, Inc.
(858) 622-5550
or

Susan Neath
Atkins + Associates
858-527-3486

FOR IMMEDIATE RELEASE

METABASIS THERAPEUTICS, INC. ANNOUNCES APPOINTMENT OF WILLIAM R. ROHN
TO ITS BOARD OF DIRECTORS

SAN DIEGO, CA — December 6, 2004 — Metabasis Therapeutics, Inc. (NASDAQ: MBRX) today announced that William R. Rohn, Chief Operating Officer of Biogen IDEC Inc., has joined the Company’s Board of Directors.

Mr. Rohn has over 30 years of management experience in the biotechnology and pharmaceutical industry including more than 10 years in executive management positions at IDEC Pharmaceuticals Inc. and, more recently, Biogen Idec.  He joined IDEC in August 1993 as Senior Vice President, Commercial and Corporate Development, was appointed Senior Vice President, Commercial Operations in April 1996 and was promoted to Chief Operating Officer in May 1998. In January 2002, he became President, responsible for Sales, Marketing, Business Development, Manufacturing, Quality, Medical Affairs and CMC Regulatory Affairs.  He was responsible for building IDEC’s initial commercial infrastructure to support the launch of Rituxan, the first monoclonal antibody approved in the US for the treatment of cancer and led the expansion of this capability to support the launch of IDEC’s second oncology drug.  Effective January 31, 2005, Mr. Rohn will retire from Biogen Idec.

“We are very pleased to add Mr. Rohn to the Metabasis’ Board of Directors,” said Paul Laikind, Ph.D. Chairman, Chief Executive Officer and President, Metabasis Therapeutics Inc.  “We look forward to benefiting from Bill’s many years of relevant industry experience including his experience transitioning IDEC from a development stage company to a very successful

commercial enterprise.   Metabasis has a strong track record of discovering important clinical candidates with several of those candidates in the clinic.   We are now focusing more and more on our future commercial strategies and we are confident that Bill will play a key role in helping us achieve our goals.”

Prior to joining IDEC, Mr. Rohn was employed for approximately nine years by Adria Laboratories, now part of Pfizer, most recently as Senior Vice President of Sales and Marketing with responsibilities for strategic and commercial partnerships as well as sales and marketing functions in the United States. Prior to Adria, Mr. Rohn held marketing and sales management positions at Abbott Laboratories, Warren-Teed Pharmaceuticals, Miles Laboratories and Mead Johnson Laboratories. Mr. Rohn received a B.A. in Marketing from Michigan State University.

Currently, Mr. Rohn serves on the Board of Directors of Pharmacyclics, Inc. and Cerus Corporation.

About Metabasis (www.mbasis.com):

Metabasis Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs principally to treat metabolic diseases linked to pathways in the liver and to treat liver diseases.  The company has established a broad product pipeline targeting large markets with significant unmet medical needs.  Metabasis has three internally discovered, novel product candidates in clinical development: CS-917, remofovir and MB07133, indicated for the treatment of type 2 diabetes, hepatitis B and primary liver cancer, respectively. All three products are being studied in patients and preliminary evidence of efficacy has been demonstrated with CS-917 and remofovir.  Metabasis has developed several proprietary technologies for use in discovering and optimizing drugs, including the NuMimetic™ technology and the HepDirectTM  technology.  The NuMimetic technology was used to discover CS-917, a first-in-class gluconeogenesis inhibitor, and was also used to identify MB07803, a 2nd generation gluconeogenesis inhibitor that is expected to enter the clinic in 2005 for the treatment of type 2 diabetes.  The HepDirect technology, a liver-targeting prodrug technology, was used to develop remofovir and MB07133 and is also being used in a partnership with Merck to discover new treatments for hepatitis C.  Metabasis is continuing to identify and develop new product candidates using its proprietary technologies and know-how.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include, but are not limited to, references to the expansion of Metabasis’ board of directors and Metabasis’ progress on its strategic goals and pursuit of its corporate objectives, as well as other statements about Metabasis’ proprietary technologies, product candidates, research programs and collaborations.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from pre-clinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; adverse side effects or inadequate efficacy of Metabasis’ product candidates or proprietary technologies; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of  its product candidates, among other things; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.